                                   EXHIBIT 21

                           SUBSIDIARIES OF IDNA, INC.

                                         State of     Percent by
          Corporate Name               Organization   iDNA, Inc.
------------------------------------   ------------   ----------
ARAC, Inc. (1)                           Delaware        100%
Audience Response Systems, Inc.          New York        100%
Campus Group Companies, Inc.             New York        100%
iDNA Healthcare Communications, Inc.     Delaware        100%
Illumine Entertainment, Inc.             Delaware        100%
NAC, Inc. (2)                            Delaware        100%
National Cinemas, Inc.                   Delaware        100%
OMI Business Communications, Inc.        New York        100%
Option Technologies Interactive, LLC     Florida         100%
ZoomLot Corporation                      Delaware        100%

     All of the subsidiaries listed above are included in the consolidated financial statements of iDNA. iDNA also has various subsidiaries which, when considered in the aggregate, do not constitute a significant subsidiary as of the end of Fiscal 2007.

(1)  Formerly operated under the name of Agency Rent-A-Car and its divisions,
     Altra Auto Rental, Automate Auto Rental and National Motors.

(2)  NAC, Inc. is a wholly-owned subsidiary of ARAC, Inc.